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                                                                    EXHIBIT 10.1

                ALASKA AIR GROUP, INC. MANAGEMENT INCENTIVE PLAN

Alaska Air Group's Management Incentive Plan ("MIP") in effect for 2002 places at risk a significant portion of each executive's potential cash compensation, linking it to annual profitability and operational goals.

For awards to be paid, the Company must achieve profit and/or operating goals established annually by the Compensation Committee. In 2002, the goals were based on measures relating to unit revenues, unit costs, pretax profit, safety, customer satisfaction and on-time performance.

Awards increase proportionately based on the degree to which threshold, target and maximum goals are met. In 2002 the CEO could earn up to 130% of base pay, depending on the extent to which the goals are reached. The other named executives could earn up to 90% of base salary, depending on the extent to which the goals are met and the executive's position. Award levels can be adjusted by the Committee for individual performance.